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                                 PRESS RELEASE

FOR IMMEDIATE RELEASE                                  CONTACT:

VALHI, INC.                                            Bobby D. O'Brien
THREE LINCOLN CENTRE                                   Vice President
5430 LBJ FREEWAY, SUITE 1700                           (972) 233-1700
DALLAS, TEXAS  75240-2697
((72) 233-1700




                      VALHI REPORTS SECOND QUARTER RESULTS


         DALLAS, TEXAS . . July 26, 2000. Valhi, Inc. (NYSE: VHI) reported income from continuing operations in the second quarter of 2000 of $35.0 million, or $.30 per diluted share, compared to income of $61.8 million, or $.53 per diluted share, in the second quarter of 1999. Excluding the effects of the non-recurring items discussed in the next paragraph, the Company would have reported income from continuing operations of $17.7 million, or $.15 per diluted share, in the second quarter of 2000 compared to income of $9.6 million, or $.08 per diluted share, in the second quarter of 1999. For the first six months of 2000, Valhi reported income from continuing operations of $45.5 million, or $.39 per diluted share, compared to income of $64.2 million, or $.55 per diluted share, in the first six months of 1999. Excluding the effects of the non-recurring items discussed in the next paragraph, the Company would have reported income from continuing operations of $28.2 million, or $.24 per diluted share, in the first six months of 2000 compared to income of $11.9 million, or $.10 per diluted share, in the first six months of 1999.

         The Company's results in 2000 include a $43 million second quarter pre-tax net gain ($17.3 million, or $.15 per diluted share, net of income taxes and minority interest) related to a June 2000 settlement with a former insurance carrier of the Company's majority-owned subsidiary, NL Industries. The settlement ends a court proceeding against the carrier in which NL sought reimbursement for legal defense expenditures and indemnity coverage for certain of NL's environmental remediation expenditures. Proceeds from the settlement will be used by NL to pay for certain of its future remediation and other environmental expenditures. The Company's results in 1999 include the previously-reported $90 million second quarter income tax benefit ($52 million, or $.45 per diluted share, net of minority interest) recognized by NL.

         Total operating income in the second quarter of 2000 increased 36% compared to the second quarter of 1999, and increased 37% in the first six months of 2000 compared to the same period in 1999, due principally to higher chemicals earnings at NL.

         Chemicals sales and operating income increased in the second quarter and first six months of 2000 compared to the same periods in 1999 due primarily to higher average selling prices for titanium dioxide pigments ("TiO2"), and higher TiO2 sales and production volumes. NL's average TiO2 selling prices in billing currencies (which excludes the effects of foreign currency translation) during the second quarter of 2000 were 5% higher than the second quarter of 1999, with increased prices in all major regions, and were 3% higher compared to the first quarter of 2000, with higher selling prices in both European and export markets and flat selling prices in North America. NL's average TiO2 selling prices in the first six months of 2000 were 3% higher than the same period in 1999. NL's TiO2 sales volumes in the second quarter of 2000, the highest quarter in NL's history, were 9% higher than both the second quarter of 1999 and the first quarter of 2000, reflecting sustained demand in all major regions. TiO2 sales volumes in the first six months of 2000 were 16% higher than the first six months of 1999. NL's TiO2 production volumes in the second quarter of 2000 were slightly higher than the second quarter of 1999, with operating rates in both periods near full capacity. Production volumes in the first six months of 2000 were 8% higher than the same period in 1999. Chemicals operating income in 1999 includes a $5.3 million second quarter foreign currency transaction gain related to certain of NL's short-term intercompany cross-border financings that were settled in July 1999. NL is optimistic that the tight supply in the TiO2 industry will continue to allow prices to rise to what NL believes are more acceptable levels. NL has recently announced price increases of 7% in Europe and 4% in North America, both of which NL expects, depending on market conditions, to implement during the second half of 2000. NL believes it is on track to produce more Ti02 in 2000 than the record 434,000 metric tons NL produced in 1998.

         CompX International, the Company's component products subsidiary, reported higher sales and operating income in the second quarter and first six months of 2000 compared to the same periods in 1999. During the second quarter of 2000, weakness in the Euro negatively impacted component products sales.
Excluding the effect of acquisitions and currency, component products sales increased 8% in the second quarter of 2000 compared to the second quarter of 1999.

         As previously-reported, the Company commenced consolidating the results of operations of its waste management subsidiary, Waste Control Specialists, in the third quarter of 1999. The waste management operations reported a lower operating loss in the second quarter and first six months of 2000 compared to the same periods of 1999 due in part to the favorable effect of certain cost control measures implemented in the second half of 1999. Also as
previously-reported,   the  Company  commenced   consolidating  the  results  of
operations of Tremont Corporation effective January 1, 2000. Tremont is primarily a holding company which directly owns 20% of NL and 39% of Titanium Metals Corporation ("TIMET"). TIMET's operating results in the second quarter and first six months of 2000 continued to be negatively impacted by, among other things, lower selling prices for its titanium mill products and an excess supply of titanium inventory throughout the aerospace industry supply chain. TIMET currently believes its sales and operating margins, before special items, will be slightly lower during the second half of 2000 compared to the first half of this year.

         Securities transactions in 2000 consist primarily of a $5.6 million second quarter gain related to common stock received by NL from the demutualization of an insurance company from which NL had purchased certain insurance policies. General corporate expenses increased in 2000 compared to the same periods in 1999 due primarily to higher environmental and legal expenses of NL. Interest expense declined in 2000 due primarily to lower levels of outstanding indebtedness and lower European borrowing rates for NL. Discontinued operations in 1999 represents additional consideration received by the Company related to the 1997 disposal of its fast food operations.

         The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's belief and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, future supply and demand for the Company's products, the extent of the dependence of certain of the Company's businesses on certain market sectors, the cyclicality of certain of the Company's businesses, the impact of certain long-term contracts with customers and vendors on certain of the Company's businesses and such customers and vendors performance thereunder, customer inventory levels, the possibility of labor disruptions, general global economic conditions, competitive products and substitute products, customer and competitor strategies, the impact of pricing and production decisions, competitive technology positions, potential difficulties in integrating completed acquisitions, environmental matters, governmental regulations and possible changes therein, the ultimate resolution of pending litigation and possible future litigation. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

        Valhi, Inc. is engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and security products), titanium metals products and waste management industries.

                                    * * * * *

                          VALHI, INC. AND SUBSIDIARIES

                              SUMMARY OF OPERATIONS

                                   (Unaudited)

                    (In millions, except earnings per share)


                                           Three months ended   Six months ended
                                                June 30,            June 30,
                                          ------------------     ------------
                                            1999      2000      1999      2000
                                            ----      ----      ----      ----

Net sales
  Chemicals ............................   $232.5    $251.1    $434.1    $482.1
  Component products ...................     55.0      65.1     110.2     131.2
  Waste management (after consolidation)     --         3.8      --         8.4
                                           ------    ------    ------    ------

    Total net sales ....................   $287.5    $320.0    $544.3    $621.7
                                           ======    ======    ======    ======

Operating income
  Chemicals ............................   $ 39.2    $ 56.5    $ 65.2    $ 96.3
  Component products ...................      9.7      11.5      19.2      22.4
  Waste management (after consolidation)     --        (1.4)     --        (3.0)
                                           ------    ------    ------    ------

    Total operating income .............     48.9      66.6      84.4     115.7

Equity in
  TIMET ................................     --        (2.2)     --        (6.5)
  Waste Control Specialists* ...........     (3.3)     --        (8.5)     --
  Tremont Corporation* .................      5.2      --         4.5      --
  Other ................................     --        --        --          .3
General corporate items:
  Legal settlement gain, net ...........     --        43.0      --        43.0
  Interest and dividend income .........     10.9       8.8      21.5      20.3
  Securities transactions ..............       .6       5.6        .6       5.6
  Other expenses, net ..................     (5.6)    (11.8)    (12.0)    (19.4)
Interest expense .......................    (18.0)    (17.7)    (36.4)    (35.0)
                                           ------    ------    ------    ------

    Income before income taxes .........     38.7      92.3      54.1     124.0

Provision for income taxes (benefit) ...    (74.3)     40.2     (69.2)     55.0
Minority interest in after-tax earnings      51.2      17.1      59.1      23.5
                                           ------    ------    ------    ------

    Income from continuing operations ..     61.8      35.0      64.2      45.5

Discontinued operations ................      2.0      --         2.0      --
                                           ------    ------    ------    ------

    Net income .........................   $ 63.8    $ 35.0    $ 66.2    $ 45.5
                                           ======    ======    ======    ======



*Prior to consolidation.

                          VALHI, INC. AND SUBSIDIARIES

                                   (Unaudited)

                    (In millions, except earnings per share)


                                           Three months ended   Six months ended
                                                 June 30,            June 30,
                                           ------------------      -----------
                                             1999      2000      1999      2000
                                             ----      ----      ----      ----

Basic earnings per common share
  Continuing operations ................   $   .54   $   .30   $   .56   $   .39
  Discontinued operations ..............       .02      --         .02      --
                                           -------   -------   -------   -------

    Net income .........................   $   .56   $   .30   $   .58   $   .39
                                           =======   =======   =======   =======

Diluted earnings per common share
  Continuing operations ................   $   .53   $   .30   $   .55   $   .39
  Discontinued operations ..............       .02      --         .02      --
                                           -------   -------   -------   -------

    Net income .........................   $   .55   $   .30   $   .57   $   .39
                                           =======   =======   =======   =======

Shares used in calculation
 of per share amounts
  Basic earnings .......................     115.0     115.1     115.0     115.1
                                           =======   =======   =======   =======

  Diluted earnings .....................     116.2     116.2     116.2     116.2
                                           =======   =======   =======   =======
